FOR IMMEDIATE RELEASE: Thursday, August 29, 2002

CONTACT:  Bradley T Nielson
          President and Chief Executive Officer
          Paul R. Killpack
          Chief Financial Officer
          MITY Enterprises, Inc.
          801-224-0589


       MITY ENTERPRISES, INC. TO REPURCHASE INSIDER STOCK

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            COMPANY CONTINUES OPEN MARKET PURCHASES

OREM, UTAH -- MITY Enterprises, Inc. (Nasdaq: MITY), a designer, manufacturer and marketer of a variety of institutional furniture, today announced that after further evaluation including gauging market reaction and other considerations as well as negotiations with insiders, its independent director has approved the repurchase of up to 763,000 shares of its outstanding common stock currently held by certain directors and affiliates of the Company. The repurchase will be effected through privately negotiated transactions at a purchase price of $12.00 per share and is expected to close on September 3, 2002. The Company's stock closed yesterday at $12.25 per share.

In addition, the Company also reaffirmed that it will continue the repurchase of its common stock from time to time in open market and privately negotiated transactions. The Company still has approximately 92,000 shares available for purchase through the stock repurchase plan announced in February 2002.

The Company will repurchase shares from the following directors and affiliates:


                         Number of Shares    Ownership before  Ownership after
Director/Affiliate      to be Repurchased       Repurchase        Repurchase


Gregory L. Wilson,           400,000               23.6%             19.0%
Chairman

Constance Crump,             189,550                7.7%              4.8%
Affiliate(1)

Ralph Crump, Director        100,000                8.5%              7.9%


Peter Najar, Director         50,000                5.5%              5.4%


C. Lewis Wilson               23,086                1.0%              0.7%


 Total as a group            762,586               46.3%             37.8%

(1)  Constance Crump is the daughter of Ralph Crump and the spouse of Peter
     Najar.


These directors and affiliates comprise the original angel investor group that funded MITY Enterprises= startup in 1988. In discussions with MITY Enterprises, such directors and affiliates have identified investment diversification, estate planning and desired liquidity as reasons why they will accept offers to repurchase shares from MITY Enterprises. None of the current executive officers of MITY Enterprises are participating in the repurchase.

"As we evaluate uses of our cash," noted Hal B. Heaton, the director of MITY Enterprises who is not participating in the repurchase, "we determined that one of the very best investments we could make was an investment in ourselves. With the low interest rates available today on our cash reserves, the reduction in interest income will not dramatically affect our bottom line. However, the loss of interest income should be more than offset by the effect of an increase in earnings per share resulting from fewer shares being outstanding."

"In order to meet IRS requirements for capital gain treatment, a certain block of shares and a change of ownership of at least 20% had to be effected for this transaction to occur," said Paul R. Killpack, chief financial officer of MITY Enterprises. "If these conditions were not met, the sellers would have been taxed at ordinary income rates and would not have been interested in selling shares back to the Company."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. Its product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. MITY Enterprises' products are marketed under the Mity-Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

This press release contains "forward-looking statements" related to: (i) the planned repurchase by MITY Enterprises of up to 763,000 shares of its common stock held by certain directors and affiliates; (ii) MITY Enterprises' belief that the planned stock repurchase will not dramatically affect net income;(iii) the potential director and affiliate participants' ownership of MITY Enterprises' outstanding common stock after completing the possible repurchase transaction; and (iv) statements that the loss of interest income should be more than offset by the effect of an increase in earnings per share. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and inherently are subject to risks and uncertainties, including the uncertainty of whether MITY Enterprises will effect any repurchases, general economic uncertainties and the risk factors listed in MITY Enterprises' filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those projected. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements for revisions or changes after the date of this release.

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